Exhibit 99.3
ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.
The following discussion and analysis contains forward-looking statements, including, without limitation, statements relating to our plans, strategies, objectives, expectations, intentions and resources. Such forward-looking statements should be read in conjunction with our disclosures under “Item 1A. Risk Factors” of the 2019 Form 10-K filed with the Securities Exchange Commission on February 21, 2020 and the other reports we file with the Securities and Exchange Commission.
RECENT DEVELOPMENTS
Effective June 30, 2020, the Company completed the divestiture of its Business Products Group by selling Supply Source Enterprises, Inc. ("SSE") and S.P. Richards Company ("SPR") in separate transactions. The Business Products Group was previously a reportable segment of the Company. The results of operations, financial position and cash flows for the Business Products Group are reported as discontinued operations for all periods presented. Further, as a result of the reclassification of the Business Products Group business to discontinued operations, the Company now has two segments: the Automotive Group and the Industrial Parts Group. Refer to the acquisitions, divestitures and discontinued operations footnote in the accompanying consolidated financial statements for more information.
OVERVIEW
Genuine Parts Company is a service organization engaged in the global distribution of automotive replacement parts and industrial parts. We have a long tradition of growth dating back to 1928, the year we were founded in Atlanta, Georgia. In 2019, the Company conducted business in North America, Europe and Australasia from approximately 3,600 locations.
The Company's Automotive Parts Group operated in the U.S., Canada, France, the UK, Germany, Poland, the Netherlands, Belgium, Australia and New Zealand in 2019, and accounted for 63% of total revenues for the year. Our Industrial Parts Group entered 2019 with operations in the U.S., Canada, Mexico, and expanded its operations into Australia, New Zealand, Indonesia and Singapore in July 2019 with the addition of the Inenco business. The Industrial Parts Group accounted for 37% of the Company's total revenues in 2019.
At Genuine Parts Company, our mission is to be a world-class service organization and the employer of choice, supplier of choice, valued customer, good corporate citizen and investment of choice. Our strategic financial objectives are intended to align with our mission and drive value for all our stakeholders. Our strategic financial objectives include: (1) top line revenue growth (2) improved operating margin, (3) strong balance sheet and cash flow and (4) effective capital allocation.
Top Line Revenue
The Company's strategy for top line revenue growth includes a combination of organic and acquisitive initiatives designed to outpace the industry, improve the market share in each of our business segments and position the Company for sustained long-term growth. In 2019, this strategy led to 2.1% comparable sales growth and a 5.1% contribution from acquisitions.
Our strategic initiatives also led us to divest of certain non-core businesses determined to be slower-growth and lower-margin operations. These divestitures and the unfavorable impact of foreign currency partially offset our total sales growth for the year.
Operating Margins
The Company targets continuous operating margin improvement each year. In 2019, the competitive dynamics across our businesses, as well as the continued cost pressures and the need to invest in a more productive and efficient cost structure led us to expand and accelerate our initiatives to improve the operating performance of the Company. These efforts produced improved gross margins in 2019 and we believe created a path for significant cost savings in the years ahead.
In October of 2019, the Company approved and began to implement certain restructuring actions across its subsidiaries primarily targeted at simplifying organizational structures and distribution networks (the "2019 Cost Savings Plan"). The Company expects the 2019 Cost Savings Plan to result in $100 million in annualized operating expense reductions by allowing it to more effectively and efficiently manage its businesses. Among other things, the 2019 Cost Savings Plan will result in workforce reductions and facility closures and consolidations. The Company executed a voluntary retirement program ("VRP") for its U.S. and Canadian subsidiaries in the fourth quarter of 2019 in connection with this plan.
Balance Sheet and Cash Flow
The Company is focused on maintaining a strong balance sheet and generating strong cash flows to support our growth initiatives. In 2019, we deployed less total working capital and improved our working capital efficiency, or working capital as a percent of total revenues, to 9%.

The Company generated $832.5 million in cash from operations and also benefited from cash proceeds associated with the sale of certain non-core businesses in 2019, as noted before. We utilized our cash for effective capital allocation.
Capital Allocation
In 2019, we used cash for key investments in the form of capital expenditures and accretive acquisitions, as well as the return of capital to our shareholders via cash dividends and opportunistic share repurchases.
KEY BUSINESS METRIC
We consider comparable sales to be a key business metric because management has evaluated its results of operations using this metric and believes that it provides additional perspective and insight when analyzing the operating performance of the Company from period to period and trends in its historical operating results. Comparable sales (also called organic sales or core sales) refer to period-over-period comparisons of our net sales excluding the impact of acquisitions, divestitures and foreign currency. The Company considers this metric useful to investors because it provides greater transparency into management’s view and assessment of the Company’s core ongoing operations. This is a metric that is widely used by analysts, investors and competitors in our industry, although our calculation of the metric may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate this metric in the same manner. This metric should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in this report.
RESULTS OF OPERATIONS
Our results of operations are summarized below for the years ended December 31, 2019, 2018 and 2017. Our historical results are not necessarily indicative of the results that may be expected in the future.

	Year Ended December 31,
(In thousands, except per share data)	2019	2018	2017
Net sales	$17,522,234	$16,831,605	$14,396,442
Gross margin	$5,859,683	$5,519,755	$4,431,475
Net income from continuing operations	$646,475	$749,534	$563,783
Diluted net income from continuing operations per common share	$4.42	$5.09	$3.82
Net Sales
Consolidated net sales for the year ended December 31, 2019 totaled $17.5 billion, up 4.1% from 2018. 2019 net sales included an approximate 5.1% contribution from acquisitions, net of store closures and an approximate 2.1% increase in core sales. The Company's sale of certain non-core businesses determined to be slower-growth and lower-margin operations partially offset total sales by 1.6%. Additionally, the unfavorable impact of foreign currency partially offset total sales by 1.5%. Consolidated net sales for the year ended December 31, 2018 totaled $16.8 billion, up 16.9% from 2017. Net sales for 2018 included an approximate 12.7% contribution from acquisitions, net of store closures, and an approximate 4.1% increase in core sales.
The Company's core sales growth, which represents the Company's comparable sales, included both the increase in sales volume and product inflation. The impact of product inflation varied by business segment, with prices up approximately 2.4% in the U.S. Automotive and Industrial segments in 2019, all of which was effective over the second half of the year. In 2018, the U.S. Automotive segment was up 1.8% and the Industrial segment was up approximately 3.8%.
Automotive Group
Net sales for the Automotive Group (“Automotive”) were $11.0 billion in 2019, a 4.4% increase from 2018. The increase in sales consists of an approximate 5.0% contribution from acquisitions, a 2.3% comparable sales increase and a 2.3% negative impact of currency translation associated with our automotive businesses in Canada, Australasia, Europe and Mexico. In addition, the sale of Auto Todo in 2019, the Company's legacy automotive business in Mexico, slightly offset total sales for the Automotive Group.
Automotive sales were positively impacted by product inflation of 2.4% in the U.S. operations. In 2019, total Automotive revenues were up approximately 2.3% in the first quarter, up 1.4% in the second quarter, up 5.3% in the third quarter and up 8.7% in the fourth quarter, with the higher third and fourth quarter increases due to the positive impact of various acquisitions. In particular, we expanded our European footprint in June with the acquisition of PartsPoint Group in the Netherlands and Belgium. Sound industry fundamentals and effective growth strategies drove organic growth of approximately 3% or more in the U.S., Canada and Australasia. This was offset by core sales declines in our European operations, which faced several challenges in 2019 primarily related to regional economic and geopolitical concerns. Our team in Europe worked throughout the year to navigate these challenges, resulting in improved sales trends in Europe in the last half of the year.

Net sales for the Automotive Group were $10.5 billion in 2018, a 22.6% increase from 2017. The increase in sales for the year consists of an approximate 20% contribution from acquisitions, a 2.5% comparable sales increase and a slight negative impact of currency translation associated with our automotive businesses in Canada, Australasia, Europe and Mexico. Automotive sales were positively impacted by product inflation of 1.8% in the U.S. operations, although the majority of these supplier price increases became effective in the fourth quarter of 2018 and would not be reflected in our comparable sales increase. In 2018, total Automotive revenues were up approximately 30% in the first quarter, up 28% in the second quarter, up 23% in the third quarter and up 11% in the fourth quarter, with the lower fourth quarter increase due to the impact of the Alliance Automotive Group ("AAG") acquisition, which anniversaried on November 2, 2018. In 2018, the sales environment for the automotive aftermarket was condusive to growth. Our international markets, including Europe, Australasia, Canada and Mexico, remained steady, and conditions in the U.S. aftermarket gradually improved during the year.
Industrial Parts Group
Net sales for the Industrial Parts Group (“Industrial”) were $6.5 billion in 2019, up 3.6% from 2018. The increase in sales reflects an approximate 5.2% contribution from acquisitions and a 1.7% increase in comparable sales, offset by an approximate 3.1% decrease in net sales related to the sale of EIS, a non-core component of the industrial business due to its slower-growth and lower-margin profile. Total Industrial sales were positively impacted by product inflation of 2.4%, as a portion of this increase was passed through to customers and is included in the comparable sales increase. Industrial revenues were up approximately 5.7% in the first quarter of 2019, up 4.9% in the second quarter, up 9.9% in the third quarter and down 5.9% in the fourth quarter. These quarterly results reflect the impact of several factors, including the slowing trend in the industrial economy throughout the course of the year, as evidenced by weakening economic indicators such as Manufacturing Industrial Production and the Purchasing Managers Index, among others. In addition, the July acquisition of Inenco, one of Australasia's leading industrial distributors, and the sale of EIS on September 30, 2019, impacted the quarterly sales comparisons for the Industrial Group in 2019.
Net sales for the Industrial Parts Group, were $6.3 billion in 2018, up 8.5% from 2017. The increase in sales for the year reflects an approximate 6.5% comparable sales increase and an approximate 2% contribution from acquisitions. Total Industrial sales were also positively impacted by product inflation of 3.8%, as a portion of this increase, depending on its effective date, is passed through to customers and is included in the comparable sales increase. Industrial revenues were up approximately 8% in the first quarter of 2018, up 9% in the second quarter, up 8% in the third quarter and up 9% in the fourth quarter. These strong quarterly increases correlate to the ongoing strength in the industrial economy throughout the year.
Cost of Goods Sold
The Company includes in cost of goods sold the actual cost of merchandise, which represents the vast majority of this line item. Other items in cost of goods sold include warranty costs and in-bound freight from the suppliers, net of any vendor allowances and incentives. Cost of goods sold was $11.7 billion in 2019, a 3.1% increase from $11.3 billion in 2018. The increase in cost of goods sold in 2019 compares to a 4.1% total sales increase and is a positive reflection of our global supply chain initiatives, the lower cost of goods sold models at certain acquired companies such as PartsPoint and Inenco, and the sale of the lower margin EIS business. These items were slightly offset by relatively unchanged levels of supplier incentives in 2019 compared to 2018. Cost of goods sold represented 66.6% of net sales in 2019, decreasing from 67.2% of net sales in 2018.
Cost of goods sold was $11.3 billion in 2018 and $10.0 billion in 2017. Cost of goods sold in 2018 and 2017 changed from the prior year periods in accordance with the related percentage change in sales for the same periods. The increases for these periods were partially offset by the favorable impact of the lower cost of goods sold model at AAG as well as at certain other acquired companies and the improvement in the automotive and industrial businesses. Primarily, the improvement in these businesses relates to the change in supplier incentives associated with higher purchasing volumes and product mix. Cost of goods sold represented 69.2% of net sales in 2017.
In 2019, 2018 and 2017, each of the Company's business segments experienced vendor price increases. In 2019, tariffs on certain goods sourced directly or indirectly from China were a contributing factor in the price increases for the automotive segment. Historically where we experience price increases, we have been able to work with our customers to pass most of these increases along to them.
Operating Expenses
The Company includes in selling, administrative and other expenses (“SG&A”) all personnel and personnel-related costs at its headquarters, distribution centers, stores and branches, which accounts for more than 60% of total SG&A. Additional costs in SG&A include our facilities, delivery, marketing, advertising, technology, digital, legal and professional costs.
SG&A of $4.6 billion in 2019 increased by $0.3 billion or approximately 7.9% from 2018. This represents 26.1% of net sales in 2019 compared to 25.2% of net sales in 2018. The increase in SG&A expenses from the prior year reflects a combination of factors, including the impact of increased sales for the year. In addition, our expenses reflect the impact of higher cost and higher gross margin models at certain acquired businesses, including PartsPoint and Inenco, as well as the sale of EIS, which had a lower level of SG&A expenses relative to total sales. We also experienced rising costs in areas such as labor, freight and delivery, insurance, legal and professional and technology for the year, although our labor and freight costs trended more favorably in the fourth quarter. Further, we incurred incremental costs associated with our acquisitions during the year. The increase in SG&A expenses as a percentage of net sales in 2019 relative to the prior year reflects the cost increases described above as well as the loss of leverage associated with the 2.1% comparable sales growth for the Company.
To improve on our SG&A expense levels, we continue to execute on our growth initiatives to better leverage our expenses. Additionally, we are working towards a lower cost and highly effective infrastructure via steps to accelerate the integration of our acquisitions, investments to enhance our productivity and innovative strategies to unlock greater savings and efficiencies across our operations.
SG&A of $4.2 billion in 2018 increased by $0.9 billion or approximately 26.3% from 2017. This represents 25.2% of net sales in 2018 compared to 23.3% of net sales in 2017. The increase in SG&A expenses from the prior year reflects a combination of factors, including the impact of increased sales for the year. In addition, our expenses reflect the impact of higher cost, and higher gross margin, models at select acquisitions, including AAG. We also experienced rising costs in areas such as labor, freight and delivery, technology and warehousing. Further, we incurred incremental costs associated with our 23 acquisitions during the year and, in addition, recorded $34.9 million in transaction and other costs primarily associated with the acquisition of AAG and the attempted transaction to spin-off the Company's Business Products Group, net of the favorable impact of a termination fee received. The increase in SG&A expenses as a percentage of net sales in 2018 from the prior year reflect the increases in costs described above as well as the loss of leverage associated with the first half and full year comparable sales growth in the automotive businesses.
Depreciation and amortization expense was $257.3 million in 2019, an increase of approximately $29.7 million, or 13.0%, from 2018, due primarily to the impact of acquisitions and the increase in capital expenditures relative to the prior year. The provision for doubtful accounts was $13.9 million in 2019, a $2.1 million decrease from 2018. We believe the Company is adequately reserved for bad debts at December 31, 2019.
Depreciation and amortization expense was $227.6 million in 2018, an increase of approximately $74.8 million or 48.9% from 2017, due primarily to the impact of acquisitions and the increase in capital expenditures relative to the prior year. The provision for doubtful accounts was $15.9 million in 2018, a $5.5 million increase from 2017.
In addition, the Company approved and began to implement the 2019 Cost Savings Plan discussed above, which resulted in the recognition of $100.0 million in restructuring costs that are accounted for as a component of operating expenses. The restructuring costs are primarily associated with severance and other employee costs, including a voluntary retirement program, and facility and closure costs related to the consolidation of operations. Refer to the restructuring footnote in the Notes to Consolidated Financial Statements for additional information.
If there are sustained declines in macroeconomic or business conditions in future periods affecting the projected earnings and cash flows at our reporting units, among other things, there can be no assurance that goodwill at one or more reporting units may not be impaired. Nonetheless, as of December 31, 2019, we believe the remaining goodwill on our consolidated balance sheet is recoverable at each respective reporting unit.
Non-Operating Expenses and Income
Non-operating expenses included interest expense of $95.6 million in 2019, $101.8 million in 2018 and $41.3 million in 2017. The $6.2 million decrease in interest expense in 2019 reflects the combination of the repayment of debt throughout the year and lower interest rates on certain variable interest debt instruments. The $60.5 million increase in interest expense in 2018 reflects the combination of higher debt levels throughout the year, primarily related to the increase in debt associated with the AAG acquisition on November 2, 2017, and rising interest rates on certain variable interest debt instruments. To offset potential rising interest rates, the Company has entered into interest hedge products to increase our fixed interest rate debt relative to total debt.
The Company recorded $42.8 million in special termination costs related to benefits provided through the Company's defined benefit plans to employees that accepted the VRP package as part of the Company's 2019 Cost Savings Plan. Refer to the restructuring footnote in the Notes to Consolidated Financial Statements for additional information.
In “Other”, the net benefit of interest income, equity method investment income, investment dividends, noncontrolling interests and pension income in 2019 was $86.7 million, an approximate $25.3 million increase in income from the prior year primarily driven by changes in retirement plan valuation. In 2018, the $0.3 million decrease in Other reflects lower interest income, pension income and investments income earned in 2018 relative to 2017.
Income Before Income Taxes
Income before income taxes was $859.3 million in 2019, down 13.6% from 2018. As a percentage of net sales, income before income taxes was 4.9% in 2019 compared to 5.9% in 2018. Income before income taxes was $994.6 million in 2018, up

6.9% from 2017. As a percentage of net sales, income before income taxes, which we refer to as segment margin, was 5.9% in 2018 compared to 6.5% in 2017.
Income before income taxes is used as the measure of segment profit for each business segment. Segment profit is calculated as net sales less operating expenses excluding general corporate expenses, interest expense, equity in income from investees, intangible asset amortization, income attributable to noncontrolling interests and other unallocated amounts that are driven by corporate initiatives. Segment profit as a percent of revenues reflects the segment margin for each business segment.
Automotive Group
Automotive's segment profit decreased 2.8% in 2019 from 2018 and segment margin was 7.6% in 2019 as compared to 8.1% in 2018. The decrease in segment margin reflects the loss of expense leverage due to the 2.3% growth in comparable sales for Automotive. In addition, rising costs in several areas as described above negatively impacted Automotive's segment margin. By geography, the Company's European automotive operations were most challenged in 2019 and primarily account for Automotive's decline in margin for the year.
Automotive segment profit increased 18.5% in 2018 from 2017 and segment margin was 8.1% in 2018 as compared to 8.4% in 2017. The decrease in segment margin reflects the loss of expense leverage due to the 2.5% growth in comparable sales for Automotive. In addition, rising costs in several areas as described above negatively impacted Automotive's segment margin.
Industrial Group
Industrial’s segment profit increased 7.1% in 2019 from 2018 and segment margin was 8.0%, an increase from 7.7% in 2018. The improvement in segment margin for this group primarily reflects the benefit of improved gross margins, despite the slowing sales trend during the year and 1.7% comparable sales growth. 2019 was a transformative year for Industrial, given the the addition of Inenco in Australasia and sale of EIS.
Industrial’s segment profit increased 10.6% in 2018 from 2017 and segment margin was 7.7%, an increase from 7.6% in 2017. The improvement in segment margin for this group primarily reflects the continued benefit of strong sales growth throughout the year, as gross margins benefited from the increase in supplier incentives and rebates and operating expenses were better leveraged.
Income Taxes
The effective income tax rate of 24.8% in 2019 increased from 24.6% in 2018. The increase in rate is primarily due to geographic income tax rate mix shifts and the impact of one-time transaction and other costs, as well as changes in the realizability of future tax benefit adjustments recorded in the comparable periods.
The effective income tax rate of 24.6% in 2018 decreased from 39.4% in 2017. The decrease in rate primarily reflects the positive impact of the lower U.S. federal tax rate described above and the comparative benefit associated with the transition tax expense in 2017, as required by the Tax Cuts and Jobs Act.
Net Income from Continuing Operations
Net income from continuing operations was $646.5 million in 2019, a decrease of 13.7% from $749.5 million in 2018. On a per share diluted basis, net income from continuing operations was $4.42 in 2019, down 13.2% compared to $5.09 in 2018. Net income from continuing operations was 3.7% of net sales in 2019 compared to 4.5% of net sales in 2018. Net income from continuing operations was $749.5 million in 2018, an increase of 32.9% from $563.8 million in 2017. On a per share diluted basis, net income from continuing operations was $5.09 in 2018, up 33.2% compared to $3.82 in 2017. Net income from continuing operations was 4.5% of net sales in 2018 compared to 3.9% of net sales in 2017. Adjusted net income from continuing operations was $776.8 million in 2019, up 0.3% from adjusted net income from continuing operations in 2018. On a per share diluted basis, adjusted net income from continuing operations was $5.31, a 1.0% increase compared to adjusted diluted net income from continuing operations per share of $5.26 in 2018. Adjusted net income from continuing operations was $774.3 million in 2018, up 21.4% from adjusted net income from continuing operations in 2017. On a per share diluted basis, adjusted net income from continuing operations was $5.26, a 21.8% increase compared to adjusted diluted net income from continuing operations per share of $4.32 in 2017. Adjusted net income from continuing operations and adjusted diluted net income from continuing operations per share, both Non-GAAP measures, in 2019 and 2018 exclude those items noted above. See "Non-GAAP Measures" below for more information and for a reconciliation to GAAP.
Non-GAAP Measures
The following table sets forth a reconciliation of net income from continuing operations and diluted net income from continuing operations per common share to adjusted net income from continuing operations and adjusted diluted net income from continuing operations per common share to account for the impact of adjustments. The Company believes that the presentation of adjusted net income from continuing operations and adjusted diluted net income from continuing operations per common share, which are not calculated in accordance with GAAP, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provide meaningful supplemental information to both management and investors that is indicative of the Company's core operations. The Company considers these metrics useful to investors because they provide greater transparency into management’s view and assessment of the Company’s ongoing operating performance by removing items management believes are not representative of our continuing operations and may distort our longer-term operating trends. We believe these measures to be useful to enhance the comparability of our results from period to period and with our competitors, as well as to show ongoing results from operations distinct from items that are infrequent or not associated with the Company’s core operations. The Company does not, nor does it suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information.

	Year Ended December 31,
(In thousands)	2019	2018	2017
GAAP net income from continuing operations	$646,475	$749,534	$563,783

Adjustments:
Restructuring (1)	$142,780	$—	$—
Realized currency and other divestiture losses (2)	34,701	—	—
Gain on equity investment (3)	(38,663)	—	—
Transaction and other costs (4)	31,254	34,930	36,650
Total adjustments	170,072	34,930	36,650
Tax impact of adjustments	(39,704)	(10,170)	(15,738)
Provisional transition tax and deferred tax revaluation (5)	—	—	53,064
Adjusted net income from continuing operations	$776,843	$774,294	$637,759
The table below represent amounts per common share assuming dilution:

	Year Ended December 31,
	2019	2018	2017
GAAP diluted net income from continuing operations per common share	$4.42	$5.09	$3.82

Adjustments:
Restructuring (1)	$0.98	$—	$—
Realized currency and other divestiture losses (2)	0.24	—	—
Gain on equity investment (3)	(0.26)	—	—
Transaction and other costs (4)	0.20	0.24	0.25
Total adjustments	1.16	0.24	0.25
Tax impact of adjustments	(0.27)	(0.07)	(0.11)
Provisional transition tax and deferred tax revaluation (5)	—	—	0.36
Adjusted diluted net income from continuing operations per common share	$5.31	$5.26	$4.32
Weighted average common shares outstanding – assuming dilution	146,417	147,241	147,701

(1) Adjustment reflects restructuring and special termination costs related to the 2019 Cost Savings Plan announced in the fourth quarter of 2019. The costs are primarily associated with severance and other employee costs, including a voluntary retirement program, and facility and closure costs related to the consolidation of operations.
(2) Adjustment reflects realized currency and other divestitures losses primarily related to the sale of EIS and Grupo AutoTodo.
(3) Adjustment relates to the gain recognized upon remeasuring the Company's preexisting 35% equity investment to fair value upon acquiring the remaining equity of Inenco on July 1, 2019.
(4) Adjustment reflects transaction and other costs related to acquisitions and divestitures in 2019.
(5) Adjustment reflects the impact of the Tax Cuts and Jobs Act enacted December 22, 2017.

FINANCIAL CONDITION
The Company’s cash balance of $277.0 million at December 31, 2019 compares to cash of $333.5 million at December 31, 2018, as discussed further below. For the year ended December 31, 2019, the Company used $724.7 million for acquisitions and other investing activities, $438.9 million for dividends paid to the Company’s shareholders, and $277.9 million for investments in the Company via capital expenditures. These items were offset by the Company’s earnings and net cash provided by operating activities.
LIQUIDITY AND CAPITAL RESOURCES
The Company’s sources of capital consist primarily of cash flows from operations, supplemented as necessary by private issuances of debt and bank borrowings. Currently, we believe that our cash on hand and available short-term and long-term sources of capital are sufficient to fund the Company’s operations, including working capital requirements, scheduled debt payments, interest payments, capital expenditures, benefit plan contributions, income tax obligations, dividends, share repurchases and contemplated acquisitions.
The ratio of current assets to current liabilities was 1.24 to 1 at December 31, 2019 and 1.28 to 1 at 2018, and our liquidity position remains solid. We continue to negotiate extended payment dates with our vendors. Certain vendors participate in financing arrangements with financial institutions that allow the vendors to receive payment earlier while we pay the financial institution based on the underlying vendor invoice amounts and due dates. The Company’s total debt outstanding at December 31, 2019 increased by $282.8 million or 9.0% from December 31, 2018, due primarily to additional private placement debt to fund various acquisitions.
Sources and Uses of Cash
A summary of the Company’s consolidated statements of cash flows is as follows:

	Year Ended December 31,
(In thousands)	2019	2018	$ Change	% Change
Operating activities	$832,519	$1,056,722	$(224,203)	(21.2)%
Investing activities	$(543,595)	$(469,938)	$(73,657)	15.7%
Financing activities	$(385,962)	$(608,830)	$222,868	(36.6)%

	Year Ended December 31,
(In thousands)	2018	2017	$ Change	% Change
Operating activities	$1,056,722	$754,565	$302,157	40.0%
Investing activities	$(469,938)	$(1,625,175)	$1,155,237	(71.1)%
Financing activities	$(608,830)	$872,059	$(1,480,889)	(169.8)%
Operating Activities
The Company continues to generate cash, and in 2019 net cash provided by operating activities totaled $832.5 million, a $224.2 million, or 21.2%, decrease from 2018. The decrease in cash provided by operating activities was primarily due to the change in working capital in 2019 as compared to 2018, as the Company's increase in accounts payable was less than in the prior year.
In 2018, net cash provided by operating activities totaled $1.1 billion. This reflects a $0.3 billion or 40.0% increase from 2017, and is primarily related to the Company’s ongoing working capital initiatives and the increase in the Company’s net income from continuing operations during 2018. The primary source of cash relates to the Company’s increased payables that are a result of ongoing strategic negotiations with key suppliers. In addition, the Company achieved a $185.8 million increase in net income from continuing operations or 32.9% increase from 2017.
Investing Activities
Net cash used in investing activities was $543.6 million in 2019 compared to $469.9 million in 2018, a $73.7 million, or 15.7%, increase. In 2019, net cash used in investing activities included $724.7 million used for acquisitions of businesses and other investing activities, an increase of $466.9 million, or 181.1%, from 2018, and capital expenditures of $277.9 million, an increase of $51.4 million, or 22.7%, from the prior year. Capital expenditures were in-line with our original estimate of $300 million for the year, and we estimate that cash used for capital expenditures in 2020 will be in the range of $300 million to $330 million. The Company received $434.6 million in proceeds for the divestiture of businesses during the year and $24.4 million in proceeds from the sale of property, plant and equipment. These items partially offset the net cash used in investing activities described above.
Net cash used in investing activities was $469.9 million in 2018 compared to $1,625.2 million in 2017, a $1,155.2 million or 71.1% decrease. Cash used for acquisitions of businesses and other investing activities in 2018 was $257.8 million, or $1,237.0 million less than in 2017. The decrease in 2018 reflects the Company's smaller acquisitions as compared to the purchase of AAG in 2017. Capital expenditures of $226.5 million in 2018 compare to $148.7 million in 2017.
Financing Activities
Net cash used in financing activities in 2019 totaled $386.0 million, a decrease of $222.9 million, or 36.6%, from the $608.8 million in cash used in financing activities in 2018. Primarily, the decrease reflects the net proceeds from debt issued in 2019 as compared to the net payments on debt in 2018. For the years presented, the Company's financing activities also included the use of cash for dividends paid to shareholders and repurchases of the Company’s common stock. The Company paid dividends to shareholders of $438.9 million and $416.0 million during 2019 and 2018, respectively. During 2019 and 2018, the Company repurchased $74.2 million and $92.0 million, respectively, of the Company’s common stock.
Net cash used in financing activities in 2018 totaled $608.8 million, a decrease of $1,480.9 million or 170% from the $872.1 million in cash provided by financing activities in 2017. The decrease reflects no new debt issuance in 2018 and the paying down of our credit facilities.
Notes and Other Borrowings
The Company maintains a $2.6 billion multi-currency Syndicated Facility Agreement (the "Syndicated Facility") with a consortium of financial institutions, which matures in October 2022 and bears interest at London Inter-bank Offered Rate ("LIBOR") plus a margin, which is based on the Company’s debt to earnings before interest, tax, depreciation and amortization ("EBITDA") ratio. The Company also has the option to increase the borrowing capacity up to an additional $1 billion, as well as an option to decrease the borrowing capacity or terminate the facility with appropriate notice. At December 31, 2019, approximately $1.4 billion was outstanding under this line of credit. Due to the workers’ compensation and insurance reserve requirements in certain states, the Company also had unused letters of credit of approximately $65 million and $64 million outstanding at December 31, 2019 and 2018, respectively.
At December 31, 2019, the Company had unsecured Senior Notes outstanding of $2.0 billion. These borrowings contain covenants related to a maximum debt to EBITDA ratio and certain limitations on additional borrowings. At December 31, 2019, the Company was in compliance with all such covenants. The weighted average interest rate on the Company’s total outstanding borrowings was approximately 2.18% at December 31, 2019 and 2.71% at December 31, 2018. Total interest expense, net of interest income, for all borrowings was $91.4 million, $93.3 million and $38.6 million in 2019, 2018 and 2017, respectively. Refer to the credit facilities footnote in the Notes to Consolidated Financial Statements for more information.
Contractual and Other Obligations
The following table shows the Company’s approximate obligations and commitments, including interest due on credit facilities, to make future payments under specified contractual obligations as of December 31, 2019:
Contractual Obligations

	Payment Due by Period
(In thousands)	Total	Less Than 1 Year	1-3 Years	3-5 Years	Over 5 Years
Credit facilities	$3,426,099	$624,043	$903,525	$609,138	$1,289,393
Operating leases	1,092,181	281,535	415,908	208,284	186,454
Total contractual cash obligations	$4,518,280	$905,578	$1,319,433	$817,422	$1,475,847
Due to the uncertainty of the timing of future cash flows associated with the Company’s unrecognized tax benefits at December 31, 2019, the Company is unable to make reasonably reliable estimates of the period of cash settlement with the respective taxing authorities. Therefore, $18.3 million of unrecognized tax benefits have been excluded from the contractual obligations table above. Refer to the income taxes footnote in the Notes to Consolidated Financial Statements for a discussion on income taxes.
Purchase orders or contracts for the purchase of inventory and other goods and services are not included in our estimates. We are not able to determine the aggregate amount of such purchase orders that represent contractual obligations, as purchase orders may represent authorizations to purchase rather than binding agreements. Our purchase orders are based on our current distribution needs and are fulfilled by our vendors within short time horizons. The Company does not have significant agreements for the purchase of inventory or other goods specifying minimum quantities or set prices that exceed our expected requirements.
The Company guarantees the borrowings of certain independently owned automotive parts stores (independents) and certain other affiliates in which the Company has a noncontrolling equity ownership interest (affiliates). The Company’s maximum exposure to loss as a result of its involvement with these independents and affiliates is generally equal to the total borrowings subject to the Company’s guarantee. To date, the Company has had no significant losses in connection with guarantees of independents’ and affiliates’ borrowings. The following table shows the Company’s approximate commercial commitments as of December 31, 2019:
Other Commercial Commitments

		Amount of Commitment Expiration per Period
(In thousands)	Total Amounts Committed	Less Than 1 Year	1-3 Years	3-5 Years	Over 5 Years
Standby letters of credit	$65,322	$65,322	$—	$—	$—
Guaranteed borrowings of independents and affiliates	904,662	514,353	379,039	11,270	—
Total commercial commitments	$969,984	$579,675	$379,039	$11,270	$—
In addition, the Company sponsors defined benefit pension plans that may obligate us to make contributions to the plans from time to time. Contributions in 2019 were $15.8 million. We expect to make $6.9 million in cash contributions to our qualified defined benefit plans in 2020, however, contributions required for 2020 and future years will depend on a number of unpredictable factors including the market performance of the plans’ assets and future changes in interest rates that affect the actuarial measurement of the plans’ obligations.
Share Repurchases
In 2019, the Company repurchased approximately 0.8 million shares of its common stock and the Company had remaining authority to purchase approximately 15.6 million shares of its common stock at December 31, 2019.
CRITICAL ACCOUNTING POLICIES
General
Management’s Discussion and Analysis of Financial Condition and Results of Operations is based upon our consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of our consolidated financial statements requires management to make estimates, assumptions and judgments that affect the reported amounts of assets, liabilities, net sales and expenses and related disclosure of contingent assets and liabilities. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
We describe in this section certain critical accounting policies that require us to make significant estimates, assumptions and judgments. An accounting policy is deemed to be critical if it requires an accounting estimate to be made based on assumptions about matters that are uncertain at the time the estimate is made and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the consolidated financial statements. Management believes the following critical accounting policies reflect its most significant estimates and assumptions used in the preparation of the consolidated financial statements. For further information on the critical accounting policies, see the summary of significant accounting policies footnote in the Notes to Consolidated Financial Statements.
Inventories — Provisions for Slow Moving and Obsolescence
The Company identifies slow moving or obsolete inventories and estimates appropriate provisions related thereto. Historically, these losses have not been significant as the vast majority of the Company’s inventories are not highly susceptible to obsolescence and a majority are eligible for return under various vendor return programs. While the Company has no reason to believe its inventory return privileges will be discontinued in the future, its risk of loss associated with obsolete or slow moving inventories would increase if such were to occur.
Allowance for Doubtful Accounts — Methodology
The Company evaluates the collectability of trade accounts receivable based on a combination of factors. The Company estimates an allowance for doubtful accounts as a percentage of net sales based on historical bad debt experience and periodically adjusts this estimate when the Company becomes aware of a specific customer’s inability to meet its financial obligations (e.g., bankruptcy filing) or as a result of changes in the overall aging of accounts receivable. While the Company has a large customer base that is geographically dispersed, a general economic downturn in any of the industry segments in which the Company operates could result in higher than expected defaults and, therefore, the need to revise estimates for bad debts. For the years ended December 31, 2019, 2018 and 2017, the Company recorded provisions for doubtful accounts of approximately $13.9 million, $15.9 million, and $10.4 million, respectively.
Consideration Received from Vendors
The Company may enter into agreements at the beginning of each year with many of its vendors that provide for inventory purchase incentives. Generally, the Company earns inventory purchase incentives upon achieving specified volume purchasing levels or other criteria. The Company accrues for the receipt of these incentives as part of its inventory cost based on cumulative purchases of inventory to date and projected inventory purchases through the end of the year. While management believes the Company will continue to receive consideration from vendors in 2020 and beyond, there can be no assurance that vendors will continue to provide comparable amounts of incentives in the future or that we will be able to achieve the specified volumes necessary to take advantage of such incentives.
Impairment of Property, Plant and Equipment and Goodwill and Other Intangible Assets
At least annually, the Company evaluates property, plant and equipment, goodwill and other intangible assets for potential impairment indicators. The Company’s judgments regarding the existence of impairment indicators are based on market conditions and operational performance, among other factors. Future events could cause the Company to conclude that impairment indicators exist and that assets associated with a particular operation are impaired. Evaluating for impairment also requires the Company to estimate future operating results and cash flows which requires judgment by management. Any resulting impairment loss could have a material adverse impact on the Company’s financial condition and results of operations. Refer to the goodwill and other intangible assets footnote of the Notes to Consolidated Financial Statements for further information on the results of the Company's annual goodwill impairment testing.
Employee Benefit Plans
The Company’s benefit plan committees in the U.S. and Canada establish investment policies and strategies and regularly monitor the performance of the Company’s pension plan assets. The plans in Europe are unfunded and therefore there are no plan assets. The pension plan investment strategy implemented by the Company’s management is to achieve long-term objectives and invest the pension assets in accordance with the applicable pension legislation in the U.S. and Canada, as well as fiduciary standards. The long-term primary objectives for the pension plan funds are to provide for a reasonable amount of long-term growth of capital without undue exposure to risk, protect the assets from erosion of purchasing power and provide investment results that meet or exceed the pension plans’ actuarially assumed long-term rates of return. The Company’s investment strategy with respect to pension plan assets is to generate a return in excess of the passive portfolio benchmark (47% S&P 500 Index, 5% Russell Mid Cap Index, 7% Russell 2000 Index, 5% MSCI EAFE Index, 5% DJ Global Moderate Index, 3% MSCI Emerging Market Net, and 28% Barclays U.S. Long Govt/Credit).
We make several critical assumptions in determining our pension plan assets and liabilities and related pension income. We believe the most critical of these assumptions are the expected rate of return on plan assets and the discount rate. Other assumptions we make relate to employee demographic factors such as rate of compensation increases, mortality rates, retirement patterns and turnover rates. Refer to the employee benefit plans footnote of the Notes to Consolidated Financial Statements for more information regarding these assumptions.
Based on the investment policy for the pension plans, as well as an asset study that was performed based on the Company’s asset allocations and future expectations, the Company’s expected rate of return on plan assets for measuring 2020 pension income is 7.11% for the plans. The asset study forecasted expected rates of return for the approximate duration of the Company’s benefit obligations, using capital market data and historical relationships.
The discount rate is chosen as the rate at which pension obligations could be effectively settled and is based on capital market conditions as of the measurement date. We have matched the timing and duration of the expected cash flows of our pension obligations to a yield curve generated from a broad portfolio of high-quality fixed income debt instruments to select our discount rate. Based upon this cash flow matching analysis, we selected a weighted average discount rate for the plans of 3.4% at December 31, 2019.
Net periodic benefit income for our defined benefit pension plans was $16.2 million, $15.8 million, and $12.6 million for the years ended December 31, 2019, 2018 and 2017, respectively. The income associated with the pension plans in 2019, 2018 and 2017 reflects the impact of the hard freeze effective December 31, 2013. No further benefits were provided after this date for additional credited service or earnings and all participants became fully vested as of December 31, 2013. Refer to the employee benefit plans footnote of the Notes to Consolidated Financial Statements for more information regarding employee benefit plans.

Business Combinations
When the Company acquires businesses, it applies the acquisition method of accounting and recognizes the identifiable assets acquired, the liabilities assumed, and any noncontrolling interests in an acquiree at their fair values on the acquisition date, which requires significant estimates and assumptions. Goodwill is measured as the excess of the fair value of the consideration transferred over the net of the acquisition date fair values of the identifiable assets acquired and liabilities assumed. The acquisition method requires the Company to record provisional amounts for any items for which the accounting is not complete at the end of a reporting period. The Company must complete the accounting during the measurement period, which cannot exceed one year. Adjustments made during the measurement period could have a material impact on the Company's financial condition and results of operations.
The Company typically measures customer relationship and other intangible assets using an income approach. Significant estimates and assumptions used in this approach include discount rates and certain assumptions that form the basis of the forecasted cash flows expected to be generated from the asset (e.g., future revenue growth rates, operating margins and attrition rates). If the subsequent actual results and updated projections of the underlying business activity change compared with the assumptions and projections used to develop these values, the Company could record impairment charges. In addition, the Company has estimated the economic lives of certain acquired tangible and intangible assets and these lives are used to calculate depreciation and amortization expense. If the Company's estimates of the economic lives change, depreciation or amortization expenses could be increased or decreased, or the acquired asset could be impaired.
Legal and Product Liabilities
The Company accrues for potential losses related to legal disputes, litigation, product liabilities, and regulatory matters when it is probable (more likely than not) that the Company will incur a loss and the amount of the loss can be reasonably estimated.
To calculate product liabilities, the Company estimates potential losses relating to pending claims and also estimates the likelihood of additional, similar claims being filed against the Company in the future. To estimate potential losses on claims that could be filed in the future, the Company considers claims pending against the Company, claim filing rates, the number of codefendants and the extent to which they share in settlements, and the amount of loss by claim type. The estimated losses for pending and potential future claims are calculated on a discounted basis using risk-free interest rates derived from market data about monetary assets with maturities comparable to those of the projected product liabilities. The Company uses an actuarial specialist to assist with measuring its product liabilities. Refer to the commitments and contingencies footnote of the Notes to Consolidated Financial Statements for additional information regarding product liabilities.
Self Insurance
The Company is self-insured for the majority of its group health insurance costs. A reserve for claims incurred but not reported is developed by analyzing historical claims data provided by the Company’s claims administrators. These reserves are included in accrued expenses in the accompanying consolidated balance sheets as the expenses are expected to be paid within one year.
Long-term insurance liabilities consist primarily of reserves for the Company's workers’ compensation program. In addition, the Company carries various large risk deductible workers’ compensation policies for the majority of workers’ compensation liabilities. The Company records the workers’ compensation reserves based on an analysis performed by an independent actuary. The analysis calculates development factors, which are applied to total reserves as provided by the various insurance companies who underwrite the program. While the Company believes that the assumptions used to calculate these liabilities are appropriate, significant differences in actual experience or significant changes in these assumptions may materially affect workers’ compensation costs.
Income Taxes
The Company accounts for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement carrying amount and the tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets and liabilities are recorded net as noncurrent deferred income taxes. In addition, valuation allowances are recorded to reduce deferred tax assets to the amount that will more likely than not be realized. In making this determination, the Company considers all available positive and negative evidence including projected future taxable income, future reversals of existing temporary differences, recent financial operations and tax planning strategies.
The Company recognizes a tax benefit from uncertain tax positions when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits.
RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

Refer to the summary of significant accounting policies footnote in the Notes to Consolidated Financial Statements for information on recent accounting pronouncements.
QUARTERLY RESULTS OF OPERATIONS
The following is a summary of the quarterly results of operations for the years ended December 31, 2019 and 2018. Our historical results are not necessarily indicative of the results that may be expected in the future.

	Three Months Ended
(In thousands, except per share data)	March 31, 2019	June 30, 2019	Sept. 30, 2019	Dec. 31, 2019
Net sales	$4,259,129	$4,457,931	$4,525,284	$4,279,890
Gross profit	$1,392,798	$1,482,704	$1,505,234	$1,478,947
Net income from continuing operations	$145,684	$209,519	$212,256	$79,016
Net income	$160,250	$224,430	$227,487	$8,918
Earnings per share from continuing operations:
Basic	$1.00	$1.43	$1.46	$0.54
Diluted	$0.99	$1.43	$1.45	$0.54
Earnings per share:
Basic	$1.10	$1.54	$1.56	$0.06
Diluted	$1.09	$1.53	$1.56	$0.06

	Three Months Ended
(In thousands, except per share data)	March 31, 2018	June 30, 2018	Sept. 30, 2018	Dec. 31, 2018
Net sales	$4,113,812	$4,340,568	$4,228,764	$4,148,461
Gross profit	$1,318,514	$1,405,401	$1,366,630	$1,429,210
Net income from continuing operations	$164,802	$214,808	$200,221	$169,703
Net income	$176,576	$226,972	$220,227	$186,699
Earnings per share from continuing operations:
Basic	$1.12	$1.46	$1.36	$1.16
Diluted	$1.12	$1.46	$1.36	$1.15
Earnings per share:
Basic	$1.20	$1.55	$1.50	$1.28
Diluted	$1.20	$1.54	$1.49	$1.27
During the fourth quarter of 2019, we approved and began to implement the 2019 Cost Savings Plan, which resulted in recognizing $142.8 million in total restructuring costs and special termination costs primarily due to planned workforce reductions and facility closures and consolidations. Refer to the restructuring footnote in the Notes to Consolidated Financial Statements for additional information.
We recorded the quarterly earnings per share amounts as if each quarter was a discrete period. As a result, the sum of the basic and diluted earnings per share will not necessarily total the annual basic and diluted earnings per share.
The preparation of interim consolidated financial statements requires management to make estimates and assumptions for the amounts reported in the interim condensed consolidated financial statements. Specifically, the Company makes estimates and assumptions in its interim condensed consolidated financial statements for inventory adjustments, the accrual of bad debts, the accrual of insurance reserves, customer sales returns and volume incentives earned, among others. Inventory adjustments (including adjustments for a majority of inventories that are valued under the last-in, first-out ("LIFO") method) are accrued on an interim basis and adjusted in the fourth quarter based on the annual book to physical inventory adjustment and LIFO valuation, which is performed each year-end. Reserves for bad debts, insurance and customer sales returns are estimated and accrued on an interim basis based upon historical experience. Volume incentives are estimated based upon cumulative and projected purchasing levels. Income taxes are estimated on an interim basis to reflect the impact of tax reform assumptions and other considerations. The estimates and assumptions for interim reporting may change upon final determination at year-end, and such changes may be significant. The effect of these adjustments in 2019 and 2018 was not significant.